UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 18, 2016

CITRIX SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27084	75-2275152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road Fort Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 267-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported by Citrix Systems, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) formed a Search Committee in July 2015 to conduct a search for a new President and Chief Executive Officer of the Company. The Search Committee, which consisted of Robert M. Calderoni (committee chair), Godfrey R. Sullivan and Jesse Cohn, conducted the search with the assistance of Heidrick & Struggles, a leading executive search firm. As a result of the search, on January 18, 2016, the Board appointed Kirill Tatarinov as the new President and Chief Executive Officer of the Company, effective as of January 25, 2016. Mr. Tatarinov will succeed Mr. Calderoni who was holding such offices on an interim basis, with Mr. Calderoni continuing in the role of Executive Chairman of the Company following Mr. Tatarinov’s appointment.

Mr. Tatarinov, age 51, was the President of the Microsoft Business Solutions Division of Microsoft Corporation from July 2007 through July 2015. Prior to holding that position, Mr. Tatarinov was Corporate Vice President, Management & Solutions Division of Microsoft Corporation from July 2002 through July 2007. Mr. Tatarinov held several positions at BMC Software, Inc. from January 1994 through March 2002, including Senior Vice President and Chief Technology Officer, Vice President of Corporate and Business Development, and Vice President, Patrol Products. Mr. Tatarinov joined BMC Software in connection with its acquisition of Patrol Software Pty. Ltd. where he served as head of research and development, chief architect and co-founder.

In addition, on January 18, 2016, the size of the Board was increased to eleven members, and Mr. Tatarinov was appointed as a director of the Company, effective as of January 25, 2016. Mr. Tatarinov will receive no additional compensation for serving as a director. The Company will enter into an indemnification agreement with Mr. Tatarinov in substantially the same form entered into with the other directors and officers of the Company.

There are no other arrangements or understandings between Mr. Tatarinov and any other person pursuant to which Mr. Tatarinov was appointed as President and Chief Executive Officer and a director of the Company. Mr. Tatarinov is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Employment Agreement with Kirill Tatarinov

On January 19, 2016, the Company entered into an Employment Agreement with Mr. Tatarinov in connection with his appointment as President and Chief Executive Officer of the Company. The Employment Agreement has a term of three years, with one-year extensions thereafter unless written notice of non-renewal is given by either party not less than 180 days prior to the end of the then current term.

Mr. Tatarinov will be paid an initial base salary of $1.0 million, which will be subject to annual review and may be increased but not decreased. In addition, Mr. Tatarinov will be entitled to participate in the Company’s executive variable cash compensation program at an annual target variable cash payment of 125% of his base salary and a maximum variable cash payment of 200% of his base salary, with the actual amount to be determined in the discretion of the Compensation Committee based on Company and individual performance.

Upon the commencement of his employment with the Company, Mr. Tatarinov will receive an initial equity grant consisting of (i) $8.4 million of time-based restricted stock units that vest in 12 quarterly installments and (ii) $15.6 million of performance-based restricted stock units. Achievement of the performance-based restricted stock units will be based on the Company’s compounded annualized total shareholder return (“TSR”) over a three-year performance measurement period. Mr. Tatarinov will earn (a) 50% of such restricted stock units if the Company achieves TSR of 5% over the measurement period, (b) 100% of such restricted stock units at TSR of 10%, (c) 150% of such restricted stock units at TSR of 20%, and (d) 200% of such restricted stock units at TSR of 30% (utilizing straight-line interpolation between percentages for any TSR percentage greater than 5%). In addition, if the Company achieves TSR of 5% or less during the performance period, Mr. Tatarinov may earn all or a portion of the target award (but not in excess of 100% of such restricted stock units) depending upon the relative TSR performance of the Company compared to companies included in the S&P Computer Software Select Index, subject to certain caps in the event that the Company’s TSR is negative. Following an interim measurement period of 18 months, the Company will determine the number of restricted stock units that would be deemed earned based on performance to date, and up to 33% of the target award may be earned by Mr. Tatarinov based on such performance; however, any restricted stock units that are deemed earned will remain subject to continued service vesting until the end of the three-year performance period.

Mr. Tatarinov will be entitled to participate in the Company’s incentive equity program beginning in 2017, and will be eligible to receive annual equity grants with a target value of $8.0 million. The structure and terms of the equity grants to Mr. Tatarinov will be determined by the Compensation Committee consistent with such grants for other members of the Company’s executive management team. Mr. Tatarinov also will be entitled to participate in all employee benefit plans or programs of the Company generally available to any of its senior executive employees.

Upon a termination of Mr. Tatarinov’s employment without “cause” or for “good reason” before a “change in control” (each as defined in the Employment Agreement), Mr. Tatarinov will be entitled to severance pay and benefits as follows: (i) salary continuation in an amount equal to two times the sum of Mr. Tatarinov’s base salary and target variable cash compensation payable over 24 months; (ii) continued health insurance coverage for 18 months; and (iii) acceleration of unvested equity awards with time-based vesting then scheduled to vest over the following 24 months. In such event, his performance-based equity awards will remain outstanding and may be earned on a pro-rata basis at the end of the performance period based on actual performance.

In the event Mr. Tatarinov is terminated without “cause” or if he resigns his position for “good reason” in the 18-month period following a “change in control,” he will be entitled to receive: (i) a lump sum payment equal to 1.5 times the sum of his annual base salary plus his target variable cash compensation for the then-current fiscal year; (ii) continued health coverage for 18 months; (iii) accelerated vesting of all unvested equity awards with time-based vesting; and (iv) a lump sum cash payment of $3.375 million for being subject to a non-competition and non-solicitation agreement extending for 18 months following the date of termination of his employment. In the case of unvested equity awards with performance-based vesting, each award will be deemed earned at the time of the change in control either at target or based on actual achievement of the relevant performance metric, if higher; however, the shares deemed earned will remain subject to time-based vesting over the remaining measurement period, subject to full vesting if Mr. Tatarinov is terminated without cause or resigns for good reason following the change in control.

Upon Mr. Tatarinov’s death or “disability” (as defined in the Employment Agreement), all unvested equity awards with time-based vesting held by Mr. Tatarinov will immediately vest, and any equity awards with performance-based vesting will remain outstanding and may be earned on a pro-rata basis at the end of the performance period based on actual performance.

All severance payments and benefits under the Employment Agreement are subject to the execution of a separation and release agreement by Mr. Tatarinov containing, among other provisions, a general release of claims in favor of the Company. The Employment Agreement does not provide for any tax gross-up payments.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated January 19, 2016, by and between Citrix Systems, Inc. and Kirill Tatarinov

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Date: January 20, 2016	By:	/s/ David J. Henshall
	Name:	David J. Henshall
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated January 19, 2016, by and between Citrix Systems, Inc. and Kirill Tatarinov